Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marinus Pharmaceuticals, Inc.

We consent to the use of our report dated March 12, 2015 with respect to the balance sheets of Marinus Pharmaceuticals, Inc. as of December 31, 2014 and 2013 and the related statements of operations, convertible preferred stock and stockholders’ equity (deficit), and cash flows for the years then ended incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 13, 2015